Exhibit 10.7

Exhibit A - Execution Copy

Non-Qualified Stock Option

Grant Certificate

For

Judson Bergman

Envestnet, Inc. (“Company”) hereby grants to you a Nonqualified Stock Option under the Envestnet, Inc. 2010 Long-Term Incentive Plan (“Plan”), to purchase the number of shares of Company Stock as set forth below, subject to all terms and conditions of this Non-Qualified Stock Option Grant Certificate (“Certificate”), the Option Terms and Conditions and the Plan:

Number of Shares	Grant Date	Exercise Price	Vesting Date	Expiration Date
8,333	5/12/2016	$31.03	5/12/2017	5/12/2026
2,083	5/12/2016	$31.03	8/12/2017	5/12/2026
2,084	5/12/2016	$31.03	11/12/2017	5/12/2026
2,083	5/12/2016	$31.03	2/12/2018	5/12/2026
2,083	5/12/2016	$31.03	5/12/2018	5/12/2026
2,084	5/12/2016	$31.03	8/12/2018	5/12/2026
2,083	5/12/2016	$31.03	11/12/2018	5/12/2026
2,083	5/12/2016	$31.03	2/12/2019	5/12/2026
2,084	5/12/2016	$31.03	5/12/2019	5/12/2026
Total: 25,000

Notwithstanding the foregoing, you will vest and become exercisable in such portion of the Option scheduled to vest on the applicable Vesting Date, provided that you remain an employee of the Company from the Option Grant Date set forth above until the applicable Vesting Date set forth above with respect to any portion of the Option scheduled to vest on such Vesting Date.  Except as expressly set forth in the Terms and Conditions, any portion of this Option that is not vested upon your termination of employment shall be forfeited.  This Option will expire on the applicable Expiration Date set forth above, provided, however, that this Option shall expire earlier and no longer be exercisable to the extent set forth in Section 3 of the Option Terms and Conditions and as otherwise set forth in the Option Terms and Conditions and the Plan.

This non-qualified stock option is subject to the terms and conditions set forth in this Certificate, the Option Terms and Conditions and the Plan.  All terms and provisions of the Option Terms and Conditions and the Plan, as the same may be amended from time to time, are incorporated herein and made part of this Certificate.  If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.  All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.  The non-qualified stock option shall be exercisable only in accordance with the provisions of this Certificate, the Option Terms and Conditions and the Plan and shall have a term of no more than 10 years from the Grant Date, subject to earlier termination as set forth in the Option Terms and Conditions and the Plan.

Exhibit A - 1

This Certificate, the Option Terms and Conditions and the Plan set forth the entire understanding between you and the Company regarding this Option and supersede all prior oral and written agreements with respect thereto.

Exhibit A - 2

ENVESTNET, INC.

2010 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS

The following Nonqualified Stock Option Terms and Conditions (the “Terms and Conditions”) apply to the nonqualified stock option granted by Envestnet, Inc. to the Participant whose name appears on the Non-Qualified Stock Option Grant Certificate (“Certificate”), to which these Terms and Conditions are attached (or into which these Terms and Conditions are incorporated) (the grant, including the Certificate and the Terms and Conditions together, are referred to herein as the “Option”).

1.                                      Award.  This Option is in all respects subject to the terms, definitions and provisions of the Envestnet, Inc. 2010 Long-Term Incentive Plan (“Plan”) and the Certificate, each of which is incorporated herein by reference, as well as these Terms and Conditions.  These Terms and Conditions, together with the Certificate, constitute the Option agreement under the Plan.  Unless the context clearly provides otherwise, the capitalized terms herein shall have the meaning ascribed to such terms under the Plan.  This Option is intended to be a Nonqualified Stock Option.

2.                                      Vesting.  Subject to paragraph 3 below, this Option shall vest and become exercisable as set forth in the Certificate attached hereto.

3.                                      Accelerated Vesting and Exercisability.

(a)                                 In Connection with Certain Terminations.  In the event that the Participant’s employment or service, as applicable, is terminated (i) by the Company for reasons other than Cause (as defined in the Participant’s employment letter with the Company dated [May 16], 2016 (the “Employment Letter”)), (ii) by the Participant for Good Reason (as defined in the Employment Letter), or (iii) due to the Participant’s death or Permanent Disability (as defined in the Employment Letter), the Option shall become fully vested, in accordance with and subject to the terms and conditions set forth in the Employment Letter.

(b)                                 In Connection with Change in Control.  In the event that (i) the Participant’s employment or service, as applicable, is terminated by the Company or the successor to the Company (or a Related Company which is his or her employer) for reasons other than Cause within 24 months following a Change in Control, or (ii) the Plan is terminated by the Company or its successor following a Change in Control without provision for the continuation of outstanding Options under the Plan, this Option, to the extent it then outstanding, shall immediately become fully vested and exercisable.  If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Options pursuant to subsection 4.3 of the Plan, and immediately following the Change in Control the Participant becomes employed (if the Participant was an employee immediately prior to the Change in Control) or a board member (if the Participant was an Outside Director immediately prior to the Change in Control) of the entity into which the Company merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment or service for purposes of the foregoing provisions until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.

4.                                      Expiration Date.  This Option shall be exercisable during its term only in accordance with the terms and provisions of the Certificate, the Plan and these Terms and Conditions.  The “Expiration Date” of the Option shall be the earliest to occur of:

(a)                                 the ten-year anniversary of the Grant Date;

(b)                                 if the Participant’s Termination Date occurs by reason of death or Disability, the date which is six (6) months after such Termination Date;

(c)                                  if the Participant’s Termination Date occurs by reason of Cause, such Termination Date;

(d)                                 if the Participant’s Termination Date occurs for reasons other than death,  Disability or Cause, the day which is ninety days after such Termination Date; or

(e)                                  the Expiration Date otherwise set forth in the Certificate.

Except as otherwise may be provided in paragraph 2 or 3 above, no portion of this Option shall become vested or exercisable after the Participant’s Termination Date except to the extent that it is exercisable immediately prior to the Participant’s Termination Date.  Any portion of this Option that is not vested or exercisable on the Participant’s Termination Date and any portion of this Option that is not exercised prior to the Expiration Date shall be immediately forfeited.

Exhibit A - 3

5.                                      Exercise.  Any portion of the Option that is vested and exercisable may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters in such form as may be prescribed by the Committee from time to time or following such other procedures as may be established by the Committee.  Such notice shall specify the number of shares of Stock which the Participant elects to purchase and shall be accompanied by payment of the Exercise Price for such shares (except in the case of an exercise with cash equivalents, such as check or wire transfer, payment of the exercise price may be made as soon as practicable after exercise).  Payment of the exercise price may be payable (a) in cash or cash equivalents, (b) by tendering, by actual delivery or by attestation, shares of Stock (including shares of Stock that would otherwise be distributable upon the exercise of the Option) valued at Fair Market Value as of the day of exercise, (c) a combination of the foregoing as approved by the Committee, or (d) in accordance with procedures, if any, established by the Committee and subject to applicable law, by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

6.                                      Withholding.  This Option is subject to withholding upon exercise of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns or to which the Participant is otherwise entitled under the Plan; provided, however, previously-owned shares of Stock that have been held by the Participant or shares of Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

7.                                      Transferability.  This Option is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder) and may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, the Committee may permit the Option to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of the Participant’s family), subject to such procedures as the Committee may establish.

8.                                      Adjustment of Option.  The number and type of shares of Stock subject to this Option, and the exercise price of the Option, will or may be adjusted in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of such shares.

9.                                      No Implied Rights.  Neither the Plan nor this Option constitutes a contract of employment or continued service and neither gives the Participant the right to be retained in the employ or service of the Company or a Related Company, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan or this Option.  This Option does not confer upon the holder thereof any right as a stockholder of the Company prior to the date on which shares of Stock are registered in the holder’s name.

10.                               Plan Governs.  This Option shall be subject to all of the terms and conditions of the Plan, a copy of which may be obtained from the Secretary of the Company.

11.                               Amendment and Termination.  The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend the Certificate or these Terms and Conditions, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under this Option.  Adjustments pursuant to subsection 4.3 of the Plan shall not be subject to the foregoing limitations.  It is the intention of the Company that, to the extent that any provisions of the Plan or this Option are subject to section 409A of the Code, the Plan and this Option comply with the requirements of section 409A of the Code and that the Board shall have the authority to amend the Plan, the Certificate and these Terms and Conditions as it deems necessary to conform to section 409A.

12.                               Applicable Law.  The Plan and this Option shall be construed in accordance with the laws of the State of Delaware.

Exhibit A - 4